Exhibit (99)

Media Contact:
Christy Phillips 704.383.8178

Investor Contact:
Alice Lehman 704.374.4139
Ellen Taylor 704.383.1381

Press Release Wednesday, June 27, 2007
PETE CARLSON NAMED CORPORATE CONTROLLER AND PRINCIPAL ACCOUNTING OFFICER

CHARLOTTE, N.C. – Wachovia Corporation announced today that Pete Carlson has been named Corporate Controller and Principal Accounting Officer, reporting to Tom Wurtz, Chief Financial Officer. Carlson has served in this capacity on an interim basis since October 2006 while the company conducted an extensive executive search.

“We’re pleased that we had an exceptionally strong internal candidate with excellent qualifications for this role,” said Wurtz. “Pete brings a great deal of experience and financial discipline to this critical position.”

Carlson joined Wachovia in 2002 and has served as Director of External Reporting since March 2004. He previously served as Co-Director of Accounting Policy. Prior to joining Wachovia, he was an audit partner with Arthur Andersen LLP. He has a B.S. degree in Accounting from Wake Forest University.

About Wachovia

Wachovia Corporation (NYSE:WB) is one of the nation’s largest diversified financial services companies, providing a broad range of retail banking and brokerage, asset and wealth management, and corporate and investment banking products and services. Wachovia has 3,400 retail banking offices in 21 states from Connecticut to Florida and west to Texas and California. In addition, two core businesses operate under the Wachovia Securities brand name: retail brokerage with 768 offices in 48 states and service affiliate offices in Latin America, and corporate and investment banking serving clients in selected corporate and institutional sectors globally. Other nationwide businesses include mortgage lending in all 50 states and auto finance covering 46 states. Globally, Wachovia serves clients through more than 40 international offices. Online banking is available at wachovia.com; online brokerage products and services at wachoviasec.com; and investment products and services at evergreeninvestments.com. At March 31, 2007, Wachovia had assets of $706.4 billion and market capitalization of $105.3 billion.

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